Exhibit 10.3

VWR International, Inc.

Retention Bonus Plan

1.                                       The Board of Directors of CDRV Investors, Inc. has authorized VWR International, Inc. (the “Company”) to establish this Retention Bonus Plan (the “Bonus Plan”) to provide for the payment of special bonuses to the individuals listed on Schedule 1 (each, a “Participant”) on the date or dates so indicated on Schedule 1 (each, a “Payment Date”), subject to the terms of this Plan.

2.                                       Pursuant to this Bonus Plan, the Company or the Company’s subsidiary that employs a Participant will pay to the Participant the amount set forth opposite such Participant’s name on Schedule 1 on the Payment Date(s) so indicated, provided that, except as otherwise expressly provided in this Plan, if a Participant’s employment with the Company or any of its subsidiaries terminates for any reason other than death or Disability (as defined in the CDRV Investors, Inc. Stock Incentive Plan) prior to any Payment Date, such Participant shall forfeit any amounts that would be payable on or after the effective date of such termination of employment.

3.                                       Amounts to which a Participant is entitled shall otherwise be paid promptly, and in any event no later than 30 days, following the applicable Payment Date.

4.                                       If there is a Change in Control (as defined in the CDRV Investors, Inc. Stock Incentive Plan), a Participant shall be entitled to payment of any remaining payments under this Bonus Plan, payable within 30 days following the date of such Change in Control.

5.                                       If a Participant dies or his or her employment is terminated as a result of Disability, such Participant (or his or her estate or beneficiary) shall nevertheless be entitled to payment of any remaining payments under this Bonus Plan, such amounts payable in a lump sum no later than 30 days following the date of death or the effective date of termination as a result of Disability.

6.                                       Any payment pursuant to this Bonus Plan shall be subject to any applicable withholding or other similar tax or charge.

7.                                       This Bonus Plan shall at all times be an unfunded plan and a Participant or person claiming by or through a Participant shall have the status only of a general unsecured creditor with respect to amounts payable under this Bonus Plan.